Exhibit 99.1

News Release

Worldwide Communications:
Media Relations Office: 847.700.5538
Evenings/Weekends: 847.700.4088

UAL CORPORATION REPORTS
SECOND QUARTER PROFIT

CHICAGO, July 31, 2006 — UAL Corporation (NASDAQ: UAUA), the holding company whose primary subsidiary is United Airlines, today reported financial results for the second quarter ended June 30, 2006, its first full quarter following the company’s exit from bankruptcy.

•                  UAL reported net income of $119 million, an increase of $145 million excluding reorganization and special items over the comparable second quarter of 2005. Basic earnings per share was $1.01 and diluted earnings per share was $0.93.

•                  Excluding the one-time severance charge of $22 million, basic earnings per share was $1.20 and diluted earnings per share was $1.09. (Note 10)

•                  The company reported its first net profit in the second quarter since 2000.

•                  Second quarter operating profit of $260 million was an improvement of $212 million over the comparable quarter in 2005. Excluding the severance charge, operating profit was $282 million. (Note 10)

•                  Strong revenue and productivity improvements more than offset a $344 million increase in fuel expense for mainline and regional operations.

•                  Strong operating cash flow totaled nearly $700 million.

World Headquarters   1200 East Algonquin Road   Elk Grove Township, Illinois 60007   Mailing Address: Box 66100, Chicago, Illinois 60666

Return to Profitability

United reported basic earnings per share in the second quarter of $1.01 and fully diluted earnings per share of $0.93, using a total estimated number of shares outstanding of 115 million and 130 million respectively. Total revenues for the second quarter increased 16 percent to $5.1 billion compared with $4.4 billion in the second quarter of 2005. Mainline revenue increased 15 percent, reflecting strong demand, industry capacity restraint and yield improvements. Revenue from regional affiliates registered a strong 20 percent increase over the previous quarter, a result of network optimization and a strong revenue environment.

Total operating expenses increased 11 percent over the second quarter of 2005, including a 31 percent increase in fuel costs. Operating margin improved to 5.1 percent from 1.1 percent in the comparable 2005 quarter. Excluding special items and the severance charge, operating margins improved to 5.5 percent from 1.5 percent. Mainline unit earnings, which is mainline revenue per available seat mile (RASM) minus mainline operating cost per available seat mile (CASM), increased to 0.60 cents from 0.29 cents a year ago, and mainline unit earnings excluding fuel expense for the quarter increased 35 percent to 4.04 cents from 3.00 cents.

Regional affiliates contributed $46 million to operating income, an improvement of $99 million compared with the second quarter of 2005. Regional affiliates’ expense increased by only 4 percent, despite a 5 percent increase in capacity and 29 percent increase in fuel expense, as a result of restructured carrier agreements.

“Our focus on strengthening the core business is creating momentum within the company, and the results we have achieved this quarter are a solid step forward. We continue to identify process efficiencies, which improve performance and drive down costs, as we simultaneously enhance revenues to increase our margin,” said Glenn Tilton, UAL’s chairman, president and CEO. “Our management team and our employees continue to identify and pursue further opportunities for improvement.”

The company had an effective tax rate of zero for all periods presented, which makes UAL’s pre-tax results the same as its net results.

Solid Cash Position

The company ended the quarter with unrestricted cash and short-term investments of $4.2 billion, and a restricted cash balance of $0.9 billion, for a total cash balance of $5.1 billion. Unrestricted cash and short-term investments increased by $0.5 billion during the quarter as the company generated operating cash flow of nearly $700 million. This represented an increase in operating cash flow of $125 million year-over-year.

“United’s ability to generate cash is strong. The cash generation power is masked somewhat by the non-cash, exit-related charges included in our reported earnings, and our operating earnings show improvement in our underlying performance,” said Jake Brace, UAL’s executive vice president and chief financial officer. “We delivered better-than-expected second quarter CASM results, and we are working hard to bring a significant piece of the $400 million in targeted 2007 cost savings into 2006.”

Strong Unit Revenue Growth

Total passenger revenues increased 16 percent in the second quarter. Strong growth in all reportable segments was a major contributor to the gains over last year’s second quarter. RASM increased 12 percent, while mainline traffic increased by 5 percent on a 3 percent increase in capacity and a 1.5 point increase in load factor. Mainline yield was 10 percent higher than last year. This resulted in mainline passenger revenue per available seat mile (PRASM) increasing by 12 percent.

Comparison of 2006 versus 2005 Second Quarter

	Passenger	Passenger
	Revenue	Revenues	PRASM	ASM(1)
Reportable Segments	($ millions)	(% Increase)	(% Increase)	(% Increase)
North America	2,445	19.7%	14.0%	5.0%
Pacific	728	8.5%	7.5%	0.9%
Atlantic	510	5.8%	7.6%	(1.7)%
Latin America	123	16.0%	13.9%	1.8%
Total Mainline	3,806	15.3%	11.8%	3.0%
Regional Affiliates(2)	761	20.4%	15.0%	4.7%
Total Consolidated	4,567	16.1%	12.4%	3.2%

(1)             ASM (available seat miles)

(2)             For Form 10-Q segment reporting purposes, the company aggregates Regional Affiliates results within the North America segment in accordance with Statement of Financial Accounting Standards No. 131, “Disclosures about Segments of an Enterprise and Related Information.”

Regional affiliate passenger unit revenue was 15 percent higher than last year, driven by a 9 percent increase in yield and a 4.3 point increase in load factor.

The company is implementing several new initiatives that are expected to improve revenue performance. In May, United launched Choices, an enhancement to its Mileage Plus credit card program. Customer reaction has been positive, and two months after launching Choices, the company is encouraged by the early results in cardholder acquisitions and spending. United also announced plans for a new international premium cabin product, the first of which will debut in 2007. In addition, United’s Economy Plus premium coach product is expected to generate more than $50 million this year from up-sales at the time of passenger check-in, and plans are in place to grow up-sale revenue to more than $100 million in 2007. Finally, United continues to optimize its route structure — improving economic performance while broadening its customer offering in key hubs. The company recently announced plans to replace the

John F. Kennedy International Airport (JFK) to Tokyo Narita service with new service from Washington Dulles to Tokyo Narita. The company also sold its JFK to London route authority. Those two actions will enable the company to reintroduce non-stop service to Taipei from its strong San Francisco gateway. In addition, the company will be the first U.S. carrier to serve Kuwait, with service beginning in October from Washington Dulles.

“Our revenue results are competitive, and we are particularly pleased with our domestic RASM improvement given our capacity growth relative to the industry,” said John Tague, UAL’s executive vice president and chief revenue officer. “We are implementing a wide range of initiatives that we believe will deliver industry-leading revenue performance. We are optimizing our network to increase profitability, and we are committed to providing a superior customer experience that sets us apart from the rest of the industry and that we believe will generate a revenue premium.”

Controlling Operating Expenses

CASM increased by 9 percent from the year-ago quarter, primarily driven by a 27 percent increase in mainline fuel prices. Excluding fuel, a $22 million one-time severance charge related to the company’s previously announced manpower reductions and a special item recorded in the second quarter of 2005, mainline CASM was 7.64 cents, an increase of 1.5% compared with the second quarter of 2005.

	Mainline			Consolidated
	2006	2005	% Chg.	2006	2005	% Chg.
CASM (cents)	11.43	10.50	8.9	12.11	11.26	7.5
CASM ex fuel (cents)(3)	7.64	7.53	1.5	8.14	8.14	—

(3)             For Mainline and Consolidated, also excludes UAFC, a one-time severance expense and special items

As previously announced, the company is engaged in a multi-year cost reduction program. For 2006, United’s business plan includes $300 million in benefits over 2005, and the company has committed to an additional $400 million in cost savings starting in 2007 on top of those already included in the business plan. To generate these additional cost savings, the company is focused on fundamental improvements to its core business. United has cut advertising and marketing costs by $60 million, is reducing purchased services costs by $200 million, and will reduce general and administrative costs by $100 million and will secure $40 million from operational efficiency improvements.

Improving Productivity

As a result of the company’s resource optimization, continuous improvement efforts across its operations and the outsourcing of certain non-core functions, productivity continued to increase in the second quarter. Employee productivity (available seat miles divided by employee equivalents) improved 7 percent for the quarter compared to the same period in 2005 while full-time equivalent employees decreased by 4 percent. Aircraft productivity, as measured by fleet utilization, improved 3 percent during the quarter to an average of approximately 11 hours, 16 minutes per day.

The company continues to implement its resource optimization efforts throughout the United system. One goal is to reduce average turn times by eight minutes system-wide by the end of 2006. The first phase was initiated in San Francisco in January, followed by all Ted markets in February. In the second quarter, optimization efforts expanded to Denver and Los Angeles and turn times were reduced by four minutes. The company expects to capture the remaining benefits in the second half of the year as the company implements another round of tighter turns in Washington Dulles and Chicago.

Performance Goals Target Productivity and Customer Satisfaction

Customer service, as measured by the U.S. Department of Transportation, improved slightly over the performance in the first quarter of 2006. Second quarter mishandled baggage performance has improved from the first quarter and is on par with last year. On-time arrival performance was up slightly against the first quarter of 2006 but below last year’s performance. As noted earlier, the company set goals to further reduce aircraft turn-times and achieve higher levels of productivity. These goals, along with record load factors and severe weather in the Midwest and the East Coast, challenged operations. While improving productivity, United is committed to enriching the customer experience, and the company continues to focus on enhancing its operational execution.

“We are achieving improvements in turn times for our aircraft despite extremely high load factors. These successes are due in large part to the tremendous work being done by our employees worldwide,” said Pete McDonald, UAL’s executive vice president and chief operating officer. “While the changes we are making to our processes are having an impact on our operational performance in the near term, they will make us more efficient and enable us to meet our increased operational goals. We are pleased with the progress we have made on reducing costs, and we expect continuous improvement efforts to lower costs even further.”

Operational Highlights: Voted Best Economy/Coach Class in the World

•                  United Airlines won Best Economy/Coach Class in the world, at the annual OAG Airline of the Year Awards held in London in May. Separately, readers of Business Traveler magazine also voted United as the best premium economy class in the world.

•                  During the quarter, United and TACA GROUP announced the inception of their new code-share agreement, which significantly expands international destination options and frequent flyer opportunities for customers of both carriers. TACA serves 35 cities in 19 countries in the Americas, with hubs in San Salvador, El Salvador; San Jose, Costa Rica; and Lima, Peru.

•                  United, a founding member of the Star Alliance, moved into the new South Wing of Tokyo’s Narita Airport Terminal 1 at the beginning of June. This is Star Alliance’s largest co-location project and the global alliance’s most ambitious project to date. It offers some of the fastest connection times for Star Alliance travelers and provides world-class airport facilities and innovative customer services.

Fresh Start Reporting

Upon emergence from its Chapter 11 proceedings in February 2006, the company adopted fresh-start reporting in accordance with SOP 90-7 as of February 1, 2006. The company’s emergence resulted in a new reporting entity with no retained earnings or accumulated deficit as of February 1, 2006. Accordingly, the company’s financial information shown for periods prior to February 1, 2006 is not comparable to consolidated financial statements presented on or after that date. For further discussion on fresh-start reporting, please refer to the company’s filings with the Securities and Exchange Commission, particularly the first and second quarter 2006 Form-10Qs.

To offer additional information for investors the company has identified certain items consisting only of major non-cash fresh-start reporting and exit-related charges (Note 11). While it is not practicable for the company to present information for all items that are not comparable in the pre- and post-exit periods, the company believes that the items identified are the material non-cash fresh-start reporting and exit-related items and that such information is useful to investors in understanding year-over-year performance.  These fresh-start and exit-related items were discussed in the company’s Form 8-K filed with the Securities and Exchange Commission on May 8, 2006 with respect to the 2006 first quarter results of operations. In addition, the company believes that highlighting the severance expense is useful to investors because it is a non-recurring charge not indicative of the company’s ongoing performance. These items are shown in the following table:

Unfavorable / (Favorable) to Earnings
	One-Time	Non-Cash Fresh-
	Severance	Start and Exit-	Total
	Expense	Related Items	Adjustments
	(In millions)
Revenue	$—	$26	$26
Severance	$22	$—	$22
Stock-based compensation	$—	$40	$40
Mileage Plus Marketing Expense	$—	$(4)	$(4)
Postretirement welfare costs	$—	$14	$14
Depreciation and amortization	$—	$14	$14
Deferred gain	$—	$18	$18
Total Operating Expense	$22	$82	$104
Non-Operating Expense	$—	$34	$34

Excluding these non-cash expenses, fuel, the $22 million in severance expense and a special item recorded in the second quarter of 2005 (Note 5), mainline CASM for the second quarter would total an estimated 7.41 cents, or 1.6% lower than the comparable quarter last year (Note 10).

Outlook

As a result of improvement initiatives already underway, the company expects to achieve a portion of the planned 2007 savings ahead of schedule in 2006. Including the effects of these initiatives, the company estimates that mainline CASM excluding fuel for 2006 will be as follows:

Percentage Change Year-over-Year

Increase/(Decrease)

	Q1	Q2			Full Year
	Actual	Actual	Q3E	Q4E	Estimate
	(Note 10)	(Note 10)	(Note 12)	(Note 12)	(Note 12)
Mainline CASM excluding fuel and special charges	3.3%	2.3%	1.5% to 2.5%	0.0% to 0.9%	1.7% to 2.3%
Mainline CASM excluding fuel, special charges, and severance	3.3%	1.5%	1.5% to 2.5%	0.0% to 0.9%	1.5% to 2.0%
Mainline CASM excluding fuel, special charges, severance, and certain non-cash exit related charges	(0.4)%	(1.6)%	(1.3)% to (0.3)%	(2.4)% to (1.5)%	(1.5)% to (0.9)%

United has issued the following capacity guidance for the third quarter and lowered its full-year 2006 consolidated capacity guidance:

Capacity (ASMs)	Third Quarter	Full Year
Mainline	+2.5 to 3.0 percent	+2.0 to 2.5 percent
Regional Affiliates	+6.0 to 7.0 percent	+9.0 to 10.0 percent
Consolidated	+3.0 to 3.5 percent	+2.5 to 3.0 percent

Capacity increases are driven by higher aircraft utilization as a result of the company’s resource optimization efforts.

As of July 24, 2006 the company had 28 percent of its mainline fuel consumption hedged for the third quarter of 2006 at an average price of $69.84 per barrel, excluding taxes, using crude oil swaps.

Note 10 to the attached Statements of Consolidated Operations provides a reconciliation of net income or loss reported under GAAP to net income or loss excluding reorganization items for all periods presented, as well as a reconciliation of other non-GAAP financial measures, including and excluding special items.

About United

United Airlines (NASDAQ: UAUA) operates more than 3,700* flights a day on United, United Express and Ted to more than 210 U.S. domestic and international destinations from its hubs in Chicago, Denver, Los Angeles, San Francisco and Washington, D.C.  With key flight operations in the Asia-Pacific region, Europe and Latin America, United is one of the largest international carriers based in the United States.  United is also a founding member of Star Alliance, which provides connections for our customers to 842 destinations in 152 countries worldwide.  United’s 57,000 employees reside in every U.S. state and in many countries around the world.  News releases and other information about United can be found at the company’s Web site at united.com.

*Based on the flight schedule between May 1, 2006 and Dec. 31, 2006

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:  Certain statements included in this press release are forward-looking and thus reflect the Company’s current expectations and beliefs with respect to certain current and future events and financial performance.  Such forward-looking statements are and will be subject to many risks and uncertainties relating to the operations and business environments of the Company that may cause actual results to differ materially from any future results expressed or implied in such forward-looking statements.  Factors that could significantly affect net earnings, revenues, expenses, costs, load factor and capacity include, without limitation, the following: the Company’s ability to comply with the terms of its credit facility; the costs and availability of financing; the Company’s ability to execute its business plan; the Company’s ability to attract, motivate and/or retain key employees; the Company’s ability to attract and retain customers; demand for transportation in the markets in which the Company operates; general economic conditions (including interest rates, foreign currency exchange rates, crude oil prices and refining capacity in relevant markets); the effects of  any hostilities or act of war or any terrorist attack; the ability of other air carriers with whom the Company has alliances or partnerships to provide the services contemplated by the respective arrangements with such carriers; the costs and availability of aircraft insurance; the costs of jet fuel; our ability to cost-effectively hedge against increases in the price of jet fuel; the costs associated with security measures and practices; labor costs; competitive pressures on pricing (particularly from lower-cost competitors) and on demand; capacity decisions of our competitors, U.S. or foreign governmental legislation, regulation and other actions; the ability of the Company to maintain satisfactory labor relations and our ability to avoid any disruptions to operations due to any potential actions by our labor groups; weather conditions; and other risks and uncertainties set forth from time to time in UAL’s reports to the United States Securities and Exchange Commission. Consequently, the forward-looking statements should not be regarded as representations or warranties by the Company that such matters will be realized.  The Company disclaims any intent or obligation to update or revise any of the forward-looking statements, whether in response to new information, unforeseen events, changed circumstances or otherwise.

 # # #

UAL CORPORATION AND SUBSIDIARY COMPANIES
COMBINED SUCCESSOR AND PREDECESSOR COMPANY STATEMENTS OF CONSOLIDATED
OPERATIONS (UNAUDITED)
(In millions, except per share)

	Successor	Predecessor
	Three Months	Three Months
	Ended	Ended
	June 30,	June 30,	%
	2006	2005	Change
(In accordance with GAAP)
Operating revenues:
Passenger—United Airlines	$3,806	$3,301	15.3
—Regional Affiliates	761	632	20.4
Cargo	194	180	7.8
Other operating revenues	352	310	13.5
	5,113	4,423	15.6
Operating expenses:
Aircraft fuel	1,250	955	30.9
Salaries and related costs	1,071	1,052	1.8
Regional affiliates	715	685	4.4
Purchased services	447	383	16.7
Aircraft maintenance materials and outside repairs	257	227	13.2
Landing fees and other rent	225	225	—
Depreciation and amortization	218	201	8.5
Cost of sales	190	147	29.3
Aircraft rent	109	109	—
Commissions	82	76	7.9
Special operating items	—	18	—
Other operating expenses	289	297	(2.7)
	4,853	4,375	10.9

Earnings from operations	260	48	441.7

Other income (expense):
Interest expense	(211)	(111)	90.1
Interest capitalized	4	—	—
Interest income	67	6	—
Miscellaneous, net	(4)	9	—
	(144)	(96)	50.0

Earnings (loss) before reorganization items, income taxes and equity in earnings of affiliates	116	(48)	—
Reorganization items, net	—	(1,386)	—

Earnings (loss) before income taxes and equity in earnings of affiliates	116	(1,434)	—
Income taxes	—	—	—

Earnings (loss) before equity in earnings of affiliates	116	(1,434)	—
Equity in earnings of affiliates	3	4	(25.0)
Net income (loss)	$119	$(1,430)	—

Earnings (loss) per share, basic	$1.01	$(12.33)
Earnings (loss) per share, diluted	$0.93	$(12.33)

Weighted average shares, basic	115.1	116.2
Weighted average shares, diluted	130.0	116.2

See accompanying notes.

UAL CORPORATION AND SUBSIDIARY COMPANIES
COMBINED SUCCESSOR AND PREDECESSOR COMPANY STATEMENTS OF CONSOLIDATED
OPERATIONS (UNAUDITED)
(In millions, except per share)

	Predecessor	Successor		Predecessor
	Period from	Period from	Combined	Six Months
	January 1	February 1	Periods Ended	Ended
	to January 31,	to June 30,	June 30,	June 30,	%
	2006	2006	2006 [a]	2005	Change
(In accordance with GAAP)
Operating revenues:
Passenger—United Airlines	$1,074	$5,988	$7,062	$6,217	13.6
—Regional Affiliates	204	1,226	1,430	1,156	23.7
Cargo	56	318	374	352	6.3
Other operating revenues	124	588	712	613	16.2
	1,458	8,120	9,578	8,338	14.9
Operating expenses:
Aircraft fuel	362	1,955	2,317	1,760	31.6
Salaries and related costs	358	1,797	2,155	2,085	3.4
Regional affiliates	228	1,183	1,411	1,330	6.1
Purchased services	134	743	877	744	17.9
Aircraft maintenance materials and outside repairs	80	436	516	446	15.7
Landing fees and other rent	75	370	445	458	(2.8)
Depreciation and amortization	68	366	434	414	4.8
Cost of sales	65	318	383	290	32.1
Aircraft rent	30	184	214	229	(6.6)
Commissions	24	133	157	153	2.6
Special operating items	—	—	—	18	—
Other operating expenses	86	494	580	613	(5.4)
	1,510	7,979	9,489	8,540	11.1

Earnings (loss) from operations	(52)	141	89	(202)	—

Other income (expense):
Interest expense	(42)	(352)	(394)	(220)	79.1
Interest capitalized	—	7	7	(5)	—
Interest income	6	95	101	10	910.0
Miscellaneous, net	—	2	2	67	(97.0)
	(36)	(248)	(284)	(148)	91.9

Loss before reorganization items, income taxes and equity in earnings of affiliates	(88)	(107)	(195)	(350)	(44.3)
Reorganization items, net	22,934	—	22,934	(2,154)	—

Earnings (loss) before income taxes and equity in earnings of affiliates	22,846	(107)	22,739	(2,504)	—
Income taxes	—	—	—	—	—

Earnings (loss) before equity in earnings of affiliates	22,846	(107)	22,739	(2,504)	—
Equity in earnings of affiliates	5	3	8	4	100.0
Net income (loss)	$22,851	$(104)	$22,747	$(2,500)	—

Earnings (loss) per share, basic	$196.61	$(0.94)		$(21.56)
Earnings (loss) per share, diluted	$196.61	$(0.94)		$(21.56)

Weighted average shares, basic and diluted	116.2	115.1		116.2

See accompanying notes.

[a]             The combined periods include the results for one month ended January 31, 2006 (Predecessor Company) and five months ended June 30, 2006 (Successor Company).

CONSOLIDATED NOTES (UNAUDITED)

(1)             UAL Corporation (“UAL” or the “Company”) is a holding company whose principal subsidiary is United Air Lines, Inc. (“United”).  On December 9, 2002, UAL, United and twenty-six direct and indirect wholly owned subsidiaries filed Chapter 11 petitions for relief in the U.S. Bankruptcy Court for the Northern District of Illinois.  On February 1, 2006, the Company emerged from Chapter 11.

(2)             In connection with its emergence from Chapter 11 bankruptcy protection, the Company implemented fresh-start reporting in accordance with American Institute of Certified Public Accountants’ Statement of Position 90-7, “Financial Reporting by Entities in Reorganization under the Bankruptcy Code.”  As a result of the application of fresh-start reporting, the financial statements prior to February 1, 2006 are not comparable with the financial statements post February 1, 2006.  However, the pre-emergence periods have been compared to the post-emergence periods for the quarter ended June 30, 2006 and the first six months of 2006 have been combined and compared to the first six months of 2005.  The Company believes that these comparisons provide management and investors a better perspective of the Company’s on-going financial and operational performance and trends.  References to “Successor Company” refer to UAL on or after February 1, 2006, after giving the effect to the application of fresh-start reporting.  References to “Predecessor Company” refer to UAL prior to February 1, 2006.

(3)             In connection with its bankruptcy proceedings, the Company recorded the following largely non-cash reorganization items:

	Period from	Three Month	Six Month
	January 1	Period Ended	Period Ended
	to January 31,	June 30,	June 30,
	2006	2005	2005
	(In millions)
Discharge of claims and liabilities	$24,628	$—	$— [a]
Revaluation of frequent flyer obligation	(2,399)	—	— [b]
Revaluation of other assets and liabilities	2,106	—	— [c]
Employee-related charges	(898)	(6)	(13)[d]
Contract rejection charges	(429)	(509)	(509)[e]
Professional fees	(47)	(48)	(92)
Pension-related charges	(14)	(612)	(1,045)[f]
Aircraft claim charges	—	(212)	(506)[g]
Other	(13)	1	11
Total reorganization income (expense)	$22,934	$(1,386)	$(2,154)

[a]             The discharge of claims and liabilities primarily relates to those unsecured claims arising during the bankruptcy process, such as the termination and settlement of the Company’s U.S. defined benefit pension plans and other employee claims; aircraft-related claims, such as those arising as a result of aircraft rejections; other unsecured claims due to the rejection or modification of executory contracts, unexpired leases and regional carrier contracts; and claims associated with certain municipal bond obligations based upon their rejection, settlement or the estimated impact of the outcome of pending litigation.  In accordance with the plan of reorganization, the Company discharged its obligations to unsecured creditors in exchange for the distribution of 115 million common shares of the Successor Company and the issuance of certain other securities.  Accordingly, the Company recognized a non-cash reorganization gain of $24.6 billion.

[b]            The Company revalued its frequent flyer miles to estimated fair value as a result of fresh-start reporting, which resulted in a $2.4 billion non-cash reorganization charge.

[c]             In accordance with fresh-start reporting, the Company revalued its assets at their estimated fair value and liabilities at estimated fair value or the present value of amounts to be paid.  This resulted in a non-cash reorganization gain of $2.1 billion, primarily as a result of newly recognized intangible assets, offset partly by reductions in the fair value of tangible property and equipment.

[d]            Employee-related charges include the value of the deemed claim that the salaried and management group received upon confirmation of the plan of reorganization.  The deemed claim was based upon the cost savings provided by this employee group during the bankruptcy process.

[e]             Contract rejection charges are non-cash costs that include our estimate of claims resulting from the Company’s rejection or negotiated modification of certain contractual obligations such as executory contracts, unexpired leases and regional carrier contracts.

[f]               In the first and second quarters of 2005, the Company recognized pension curtailment charges of $433 million and $207 million, respectively, associated with actions taken by the Pension Benefit Guaranty Corporation to involuntarily terminate three of the Company’s defined benefit pension plan for covered members of certain ground and management employees, as well as flight attendants.  During the second quarter of 2005, the Company recognized net settlement losses of $395 million as a result of the termination of several defined benefit pension plans and a $10 million settlement loss related to the termination of a management non-qualified supplemental retirement plan.

[g]            Aircraft claim charges include the Company’s estimate of claims incurred as a result of the rejection of certain aircraft leases and return of aircraft as part of the bankruptcy process, together with certain claims resulting from the modification of other aircraft financings in bankruptcy.

(4)             In accordance with the plan of reorganization, the Company may issue up to 125 million shares (out of the one billion shares of new common stock authorized under its certificate of incorporation).  The new common stock was listed on the NASDAQ National Market and began trading under the symbol “UAUA” on February 2, 2006.  The distributions of common stock, subject to certain holdbacks as described in the plan of reorganization, will be as follows:

•   Approximately 115 million shares of common stock to unsecured creditors and employees;

•   Up to 9.825 million shares of common stock and options (or rights to acquire shares) under the management equity incentive plan (“MEIP”) approved by the Bankruptcy Court; and

•   Up to 175,000 shares of common stock and options (or rights to acquire shares) under the director equity incentive plan (“DEIP”) approved by the Bankruptcy Court.

In accordance with Statement of Financial Accounting Standards No. 128, “Earnings per Share” (“SFAS 128”), basic per share amounts were computed by dividing income (loss) available to common shareholders by the weighted-average number of shares of common stock outstanding.  SFAS 128 requires that the entire 115 million shares to be issued to unsecured creditors and employees be considered outstanding, although the Company in fact has not issued all 115 million shares at June 30, 2006.  The table below represents the reconciliation of the basic earnings per share to diluted earnings per share.

	Successor	Predecessor	Predecessor	Successor	Predecessor
	Three Months	Three Months	Period from	Period from	Six Month
	Ended	Ended	January 1	February 1	Period Ended
	June 30,	June 30,	to January 31,	to June 30,	June 30,
	2006	2005	2006	2006	2005
	(In millions, except per share)
Basic earnings per share:
Net income (loss)	$119	$(1,430)	$22,851	$(104)	$(2,500)
Preferred dividends	(2)	(3)	(1)	(4)	(5)
Earnings (loss) available to common shareholders	$117	$(1,433)	$22,850	$(108)	$(2,505)

Basic weighted-average common shares outstanding	115.1	116.2	116.2	115.1	116.2

Earnings (loss) per share - basic	$1.01	$(12.33)	$196.61	$(0.94)	$(21.56)

Diluted earnings per share:
Earnings (loss) available to common shareholders	$117	$(1,433)	$22,850	$(108)	$(2,505)
Effect of 2% preferred securities	2	—	—	—	—
Effect of 5% convertible debt	2	—	—	—	—
Earnings (loss) available to common shareholders including the effect of dilutive securities	$121	$(1,433)	$22,850	$(108)	$(2,505)

Basic weighted-average common shares outstanding	115.1	116.2	116.2	115.1	116.2
Effect of non-vested restricted shares	0.9	—	—	—	—
Effect of 2% preferred securities	10.8	—	—	—	—
Effect of 5% convertible debt	3.2	—	—	—	—
Diluted weighted-average common shares outstanding	130.0	116.2	116.2	115.1	116.2

Earnings (loss) per share - diluted	$0.93	$(12.33)	$196.61	$(0.94)	$(21.56)

(5)             During the second quarter of 2005, the Company recognized a charge of $18 million for aircraft impairments related to the planned accelerated retirement of certain aircraft currently operated by Air Wisconsin Airlines Corporation.

(6)             Included in UAL’s operating earnings (loss) are the results of United’s wholly owned subsidiary United Aviation Fuels Corporation (“UAFC”).

	Successor	Predecessor			Predecessor
	Three Months	Three Months		Combined	Six Month
	Ended	Ended		Periods Ended	Period Ended
	June 30,	June 30,	%	June 30,	June 30,	%
UAFC (in millions)	2006	2005	Change	2006	2005	Change
Other operating revenues	$104	$73	42.5	$210	$128	64.1
Cost of sales	101	73	38.4	206	127	62.2
Income from operations	$3	$—	—	$4	$1	300.0

(7)             UAL’s results of operations include aircraft fuel expense for both United mainline jet operations and regional affiliates.  Aircraft fuel expense incurred as a result of the Company’s regional affiliates’ operations is reflected in the Regional Affiliates operating expenses.  In accordance with UAL’s agreement with its regional affiliates, these costs are incurred by the Company.

	Year-Over-Year Impact of Fuel Expense
	United Mainline and Regional Affiliate Jet Operations
	Three Months	Three Months		Combined	Six Month
	Ended	Ended		Periods Ended	Period Ended
	June 30,	June 30,	%	June 30,	June 30,	%
	2006	2005	Change	2006	2005	Change
GAAP mainline fuel expense (in millions)	$1,250	$955	30.9	$2,317	$1,760	31.6
Regional affiliates fuel expense (in millions)	219	170	28.8	414	313	32.3
United system fuel expense (in millions)	$1,469	$1,125	30.6	$2,731	$2,073	31.7

Mainline fuel consumption (in millions of gallons)	579	559	3.6	1,127	1,109	1.6
Mainline average jet fuel price per gallon (in cents)	215.8	170.5	26.6	205.5	158.6	29.6

(8)   The tables below set forth certain operating statistics for United’s mainline, regional affiliates and consolidated operations:

	[a]					[a]
	North					Regional
Three months ended June 30, 2006	America	Pacific	Atlantic	Latin	Mainline	Affiliates	Consolidated
ASM (in millions)	22,051	8,025	4,797	1,318	36,191	3,888	40,079
RPM (in millions)	18,699	6,754	4,178	1,112	30,743	3,148	33,891
Passenger revenues (in millions)	2,445	728	510	123	3,806	761	4,567
PRASM (in cents)	11.09	9.07	10.63	9.30	10.51	19.57	11.39
Yield (in cents)[b]	13.02	10.75	12.18	10.82	12.34	24.17	13.44
Load Factor (percent)	84.8	84.2	87.1	84.4	84.9	81.0	84.6

	[a]					[a]
	North					Regional
Three months ended June 30, 2005	America	Pacific	Atlantic	Latin	Mainline	Affiliates	Consolidated
ASM (in millions)	21,001	7,955	4,882	1,294	35,132	3,712	38,844
RPM (in millions)	17,600	6,487	4,218	996	29,301	2,846	32,147
Passenger revenues (in millions)	2,042	671	482	106	3,301	632	3,933
PRASM (in cents)	9.72	8.44	9.88	8.17	9.40	17.02	10.13
Yield (in cents)[b]	11.55	10.31	11.32	10.38	11.22	22.21	12.19
Load Factor (percent)	83.8	81.5	86.4	77.0	83.4	76.7	82.8

	[a]					[a]
	North					Regional
First six months ended June 30, 2006	America	Pacific	Atlantic	Latin	Mainline	Affiliates	Consolidated
ASM (in millions)	42,870	15,661	9,114	3,034	70,679	7,622	78,301
RPM (in millions)	35,270	13,018	7,468	2,449	58,205	5,972	64,177
Passenger revenues (in millions)	4,515	1,385	902	260	7,062	1,430	8,492
PRASM (in cents)	10.53	8.84	9.89	8.56	9.99	18.77	10.85
Yield (in cents)[b]	12.75	10.61	12.01	10.40	12.09	23.95	13.20
Load Factor (percent)	82.3	83.1	81.9	80.7	82.4	78.4	82.0

	[a]					[a]
	North					Regional
First six months ended June 30, 2005	America	Pacific	Atlantic	Latin	Mainline	Affiliates	Consolidated
ASM (in millions)	41,211	15,612	9,794	2,774	69,391	7,023	76,414
RPM (in millions)	33,373	12,615	7,950	2,147	56,085	5,250	61,335
Passenger revenues (in millions)	3,831	1,275	889	222	6,217	1,156	7,373
PRASM (in cents)	9.29	8.17	9.08	8.01	8.96	16.45	9.65
Yield (in cents)[b]	11.43	10.06	10.91	10.01	11.03	22.01	11.97
Load Factor (percent)	81.0	80.8	81.2	77.4	80.8	74.8	80.3

[a]             For Form 10-Q segment reporting purposes, the Company aggregates Regional Affiliates results within the North America segment in accordance with Statement of Financial Accounting Standards No. 131, “Disclosures about Segments of an Enterprise and Related Information” (“SFAS 131”).

[b]            Segment yields exclude charter revenue and revenue passenger miles.

(9)             For informational purposes, the table below presents 2005 operating statistics for United’s regional affiliates on a quarterly and annual basis:

	1st	2nd	3rd	4th	Full
	Quarter	Quarter	Quarter	Quarter	Year
ASM (in millions)	3,311	3,712	3,878	3,480	14,381
RPM (in millions)	2,404	2,846	2,956	2,614	10,820

(10)       Pursuant to SEC Regulation G, the Company has included the following reconciliation of reported non-GAAP financial measures to comparable financial measures reported on a GAAP basis.  The Company’s consolidated financial statements for the periods prior to exit are not comparable to the statements presented after exit. In addition, to offer additional information for investors, the Company has identified certain items consisting only of major non-cash fresh-start reporting and exit-related items.  Further, the Company believes that excluding fuel costs from certain measures is useful to investors because it provides an additional measure of management’s performance excluding the effects of a significant cost item over which management has limited influence.  The Company also believes that adjusting for special items and the severance charge is useful to investors because they are non-recurring charges not indicative of the Company’s on-going performance.

[a]             Earnings Per Share Adjusted for Reorganization Items, net and Special Items

	Successor	Predecessor	Predecessor	Successor	Predecessor
	Three Months	Three Months	Period from	Period from	Six Month
	Ended	Ended	January 1	February 1	Period Ended
	June 30,	June 30,	to January 31,	to June 30,	June 30,
	2006	2005	2006	2006	2005
	(In millions, except per share)
Earnings (loss) available to common shareholders	$117	$(1,433)	$22,850	$(108)	$(2,505)
Adjusted for:
Reorganization items, net	—	(1,386)	22,934	—	(2,154)
Special items	—	(18)	—	—	(18)
Adjusted earnings (loss) available to common shareholders	$117	$(29)	$(84)	$(108)	$(333)
Effect of 2% preferred securities	2	—	—	—	—
Effect of 5% convertible debt	2	—	—	—	—
Adjusted earnings (loss) available to common shareholders	$121	$(29)	$(84)	$(108)	$(333)

Adjusted basic weighted-average common shares outstanding	115.1	116.2	116.2	115.1	116.2
Effect of non-vested restricted shares	0.9	—	—	—	—
Effect of 2% preferred securities	10.8	—	—	—	—
Effect of 5% convertible debt	3.2	—	—	—	—
Adjusted diluted weighted-average common shares outstanding	130.0	116.2	116.2	115.1	116.2

Adjusted earnings (loss) per share, basic	$1.01	$(0.26)	$(0.72)	$(0.94)	$(2.87)
Adjusted earnings (loss) per share, diluted	$0.93	$(0.26)	$(0.72)	$(0.94)	$(2.87)

Earnings Per Share Adjusted for Reorganization Items, net, Special Items and Severance

	Successor	Predecessor	Predecessor	Successor	Predecessor
	Three Months	Three Months	Period from	Period from	Six Month
	Ended	Ended	January 1	February 1	Period Ended
	June 30,	June 30,	to January 31,	to June 30,	June 30,
	2006	2005	2006	2006	2005
	(In millions, except per share)
Earnings (loss) available to common shareholders excluding reorganization items, net and special items	$117	$(29)	$(84)	$(108)	$(333)
Adjusted for:
Severance charge	(22)	—	—	(22)	—
Adjusted earnings (loss) available to common shareholders	$139	$(29)	$(84)	$(86)	$(333)
Effect of 2% preferred securities	2	—	—	—	—
Effect of 5% convertible debt	2	—	—	—	—
Effect of employee convertible debt	15	—	—	—	—
Earnings (loss) available to common shareholders including the effect of dilutive securities	$158	$(29)	$(84)	$(86)	$(333)

Basic weighted-average common shares outstanding	115.1	116.2	116.2	115.1	116.2
Effect of non-vested restricted shares	0.9	—	—	—	—
Effect of 2% preferred securities	10.8	—	—	—	—
Effect of 5% convertible debt	3.2	—	—	—	—
Effect of employee convertible debt	15.5	—	—	—	—
Adjusted diluted weighted-average common shares outstanding	145.5	116.2	116.2	115.1	116.2

Adjusted earnings (loss) per share, basic	$1.20	$(0.26)	$(0.72)	$(0.74)	$(2.87)
Adjusted earnings (loss) per share, diluted	$1.09	$(0.26)	$(0.72)	$(0.74)	$(2.87)

The tables below set forth the reconciliation of non-GAAP financial measures for certain operating statistics that are used in determining key indicators such as adjusted passenger revenue per revenue passenger mile (“Yield”), operating revenue per available seat mile (“RASM”), operating margin, net income (loss) and operating expense per available seat mile (“CASM”).

		Successor	Predecessor			Predecessor
		Three Months	Three Months		Combined	Six Month
		Ended	Ended		Periods Ended	Period Ended
		June 30,	June 30,	%	June 30,	June 30,	%
		2006	2005	Change	2006	2005	Change
[b]	Yield (in millions)
	Passenger — United Airlines	$3,806	$3,301	15.3	$7,062	$6,217	13.6
	Less: industry reduced fares & passenger charges	12	15	(20.0)	23	29	(20.7)
	Mainline adjusted passenger revenue	$3,794	$3,286	15.5	$7,039	$6,188	13.8
	Mainline revenue passenger miles	30,743	29,301	4.9	58,205	56,085	3.8
	Mainline adjusted Yield (in cents)	12.34	11.22	10.0	12.09	11.03	9.6

	Consolidated passenger revenue	$4,567	$3,933	16.1	$8,492	$7,373	15.2
	Less: industry reduced fares & passenger charges	12	15	(20.0)	23	29	(20.7)
	Consolidated adjusted passenger revenue	$4,555	$3,918	16.3	$8,469	$7,344	15.3
	Consolidated revenue passenger miles	33,891	32,147	5.4	64,177	61,335	4.6
	Consolidated adjusted Yield (in cents)	13.44	12.19	10.3	13.20	11.97	10.3

[c]	RASM (in millions)
	Mainline
	Consolidated operating revenues	$5,113	$4,423	15.6	$9,578	$8,338	14.9
	Less: Passenger — Regional Affiliates	761	632	20.4	1,430	1,156	23.7
	Mainline operating revenues	$4,352	$3,791	14.8	$8,148	$7,182	13.5
	Mainline available seat miles	36,191	35,132	3.0	70,679	69,391	1.9
	Mainline RASM (in cents)	12.03	10.79	11.5	11.53	10.35	11.4

	Mainline operating revenues	$4,352	$3,791	14.8	$8,148	$7,182	13.5
	Less: UAFC (i)	104	73	42.5	210	128	64.1
	Mainline operating revenues excluding UAFC	$4,248	$3,718	14.3	$7,938	$7,054	12.5
	Mainline excluding UAFC RASM (in cents)	11.74	10.58	11.0	11.23	10.17	10.4

		Successor	Predecessor				Predecessor
		Three Months	Three Months			Combined	Six Month
		Ended	Ended			Periods Ended	Period Ended
		June 30,	June 30,	%		June 30,	June 30,	%
		2006	2005	Change		2006	2005	Change
[d]	Operating Margin (in millions)
	Consolidated operating earnings	$260	$48	441.7		$89	$(202)	—
	Adjusted for:
	Special items	—	(18)	—		—	(18)	—
	Severance charge	(22)	—	—		(22)	—	—
	Adjusted operating earnings	$282	$66	327.3		$111	$(184)	—
	Consolidated operating revenues	$5,113	$4,423	15.6		$9,578	$8,338	14.9
	Adjusted operating margin (percent)	5.5	1.5	4.0	pts	1.2	(2.2)	3.4	pts

[e]	Net income (loss) (in millions)
	Net income (loss)	$119	$(1,430)	—		$22,747	$(2,500)	—
	Adjusted for:
	Reorganization charges, net	—	(1,386)	—		22,934	(2,154)	—
	Special items	—	(18)	—		—	(18)	—
	Adjusted net income (loss)	$119	$(26)	—		$(187)	$(328)	43.0
	Adjusted for:
	Severance charge	(22)	—	—		(22)	—	—
	Adjusted net income (loss)	$141	$(26)	—		$(165)	$(328)	49.7

[f]	CASM (in millions)
	Mainline
	Consolidated operating expenses	$4,853	$4,375	10.9		$9,489	$8,540	11.1
	Less: Regional Affiliates	715	685	4.4		1,411	1,330	6.1
	Mainline operating expenses	$4,138	$3,690	12.1		$8,078	$7,210	12.0
	Mainline available seat miles	36,191	35,132	3.0		70,679	69,391	1.9
	Mainline CASM (in cents)	11.43	10.50	8.9		11.43	10.39	10.0

	Mainline operating expenses	$4,138	$3,690	12.1		$8,078	$7,210	12.0
	Less: mainline fuel expense	1,250	955	30.9		2,317	1,760	31.6
	Less: cost of sales — UAFC (i)	101	73	38.4		206	127	62.2
	Adjusted mainline operating expense	$2,787	$2,662	4.7		$5,555	$5,323	4.4
	Adjusted mainline CASM (in cents)	7.70	7.58	1.6		7.86	7.67	2.5

	Mainline operating expenses excluding mainline fuel expense and UAFC	$2,787	$2,662	4.7		$5,555	$5,323	4.4
	Less: special items	—	18	—		—	18	—
	Adjusted mainline operating expense	$2,787	$2,644	5.4		$5,555	$5,305	4.7
	Adjusted mainline CASM (in cents)	7.70	7.53	2.3		7.86	7.65	2.7

	Mainline operating expenses excluding mainline fuel expense, UAFC and special items	$2,787	$2,644	5.4		$5,555	$5,305	4.7
	Less: severance charge	22	—	—		22	—	—
	Adjusted mainline operating expense	$2,765	$2,644	4.6		$5,533	$5,305	4.3
	Adjusted mainline CASM (in cents)	7.64	7.53	1.5		7.83	7.65	2.4

	Mainline operating expenses excluding mainline fuel expense, UAFC, special items and severance charge	$2,765	$2,644	4.6		$5,533	$5,305	4.3
	Less: estimated exit-related and fresh-start impacts	82	—	—		181	—	—
	Adjusted mainline operating expense	$2,683	$2,644	1.5		$5,352	$5,305	0.9
	Adjusted mainline CASM (in cents)	7.41	7.53	(1.6)		7.57	7.65	(1.0)

	Regional Affiliates
	Regional Affiliates operating expenses	$715	$685	4.4		$1,411	$1,330	6.1
	Less: fuel expense	219	170	28.8		414	313	32.3
	Adjusted Regional Affiliates operating expense	$496	$515	(3.7)		$997	$1,017	(2.0)
	Regional Affiliates available seat miles	3,888	3,712	4.7		7,622	7,023	8.5
	Adjusted Regional Affiliates CASM (in cents)	12.77	13.90	(8.1)		13.08	14.49	(9.7)

	Successor	Predecessor			Predecessor
	Three Months	Three Months		Combined	Six Month
	Ended	Ended		Periods Ended	Period Ended
	June 30,	June 30,	%	June 30,	June 30,	%
	2006	2005	Change	2006	2005	Change
Consolidated
Consolidated operating expenses	$4,853	$4,375	10.9	$9,489	$8,540	11.1
Less: fuel expense & UAFC (i)	1,570	1,198	31.1	2,937	2,200	33.5
Adjusted consolidated operating expenses	$3,283	$3,177	3.3	$6,552	$6,340	3.3
Consolidated available seat miles	40,079	38,844	3.2	78,301	76,414	2.5
Adjusted consolidated CASM (in cents)	8.19	8.18	0.1	8.37	8.30	0.8

Consolidated operating expenses excluding fuel & UAFC	$3,283	$3,177	3.3	$6,552	$6,340	3.3
Less: special items	—	18	—	—	18	—
Adjusted consolidated operating expenses	$3,283	$3,159	3.9	$6,552	$6,322	3.6
Adjusted consolidated CASM (in cents)	8.19	8.14	0.6	8.37	8.28	1.1

Consolidated operating expenses excluding fuel expense, UAFC and special items	$3,283	$3,159	3.9	$6,552	$6,322	3.6
Less: severance charge	22	—	—	22	—	—
Adjusted consolidated operating expenses	$3,261	$3,159	3.2	$6,530	$6,322	3.3
Adjusted consolidated CASM (in cents)	8.14	8.14	—	8.34	8.28	0.7

Consolidated operating expenses excluding fuel expense, UAFC, special items and severance charge	$3,261	$3,159	3.2	$6,530	$6,322	3.3
Less: estimated exit-related and fresh-start impacts	82	—	—	181	—	—
Adjusted consolidated operating expenses	$3,179	$3,159	0.6	$6,349	$6,322	0.4
Adjusted consolidated CASM (in cents)	7.93	8.14	(2.6)	8.11	8.28	(2.1)

	Successor	Predecessor
	Three Months	Three Months
	Ended	Ended
	March 31,	March 31,	%
	2006	2005	Change

Consolidated operating expenses	$4,636	$4,165	11.3
Less: Regional Affiliates	696	645	7.9
Mainline operating expenses	$3,940	$3,520	11.9
Mainline available seat miles	34,488	34,259	0.7
Mainline CASM (in cents)	11.42	10.28	11.1

Mainline operating expense	$3,940	$3,520	11.9
Less: fuel expense	1,067	805	32.5
Less: cost of sales — UAFC (i)	105	54	94.4
Adjusted mainline operating expense	$2,768	$2,661	4.0
Adjusted mainline CASM (in cents)	8.03	7.77	3.3

Mainline operating expense excluding fuel and UAFC	$2,768	$2,661	4.0
Less: special items	—	—	—
Adjusted mainline operating expense	$2,768	$2,661	4.0
Adjusted mainline CASM (in cents)	8.03	7.77	3.3

Mainline operating expense excluding fuel, UAFC and special items	$2,768	$2,661	4.0
Less: severance charge	—	—	—
Adjusted mainline operating expense	$2,768	$2,661	4.0
Adjusted mainline CASM (in cents)	8.03	7.77	3.3

Mainline operating expense excluding fuel, UAFC, special items and severance charge	$2,768	$2,661	4.0
Less: estimated exit-related and fresh-start impacts	99	—	—
Adjusted mainline operating expense	$2,669	$2,661	0.3
Adjusted mainline CASM (in cents)	7.74	7.77	(0.4)

(i)                UAFC’s revenues and expenses are not derived from mainline jet operations.  Therefore, UAL has excluded these revenues and expenses from the above reported GAAP financial measures.  See Note 6 above for more details.

(11)       The table below sets forth the estimated exit-related and fresh-start reporting impacts on the Company’s results of operations.

	Increase (Decrease)
	1Q	2Q	3Q	4Q	FY
	Estimate	Estimate	Estimate	Estimate	Estimate
	(In millions)
Revenue Impact:
Mileage Plus revenue	$(20)	$(26)	$1	$(8)	$(53)[a]

Operating Expense Impact:
Stock-based compensation	69	40	27	20	156	[b]
Mileage Plus marketing expense	(3)	(4)	(6)	(6)	(19)[a]
Postretirement welfare cost	9	14	14	14	51	[c]
Depreciation and amortization	12	14	21	19	66	[d]
Deferred gain	12	18	18	18	66	[e]
Total operating expense impact	$99	$82	$74	$65	$320

Non-Operating Expense Impact:
Non-cash and fresh-start interest expense	$25	$34	$30	$27	$116	[f]

[a]             In connection with its emergence from Chapter 11 protection effective February 1, 2006, the Company adopted fresh-start reporting.  Accordingly, the Company elected to change its accounting policy from an incremental cost basis to a deferred revenue model to measure the obligation for the Mileage Plus Frequent Flyer program.  Adjustments to the obligation are recorded to operating revenues.  Historically, adjustments were based upon incremental costs and were recorded in both operating revenues and advertising expense.

[b]            In accordance with the plan of reorganization, the Company implemented stock-based compensation plans for certain management employees and non-employee directors.  The Company adopted SFAS 123R effective January 1, 2006 and recorded compensation expense for such plans.

[c]             In accordance with fresh-start reporting, the Company revalued its liabilities effective February 1, 2006 to fair value.  As a result, all prior period service credits related to postretirement costs were eliminated.

[d]            In accordance with fresh-start reporting, the Company revalued its assets to fair value effective February 1, 2006.  As a result, definite lived intangible asset values increased substantially which results in higher associated amortization expense.  In addition, the value of the Company’s operating property and equipment was significantly reduced which results in lower depreciation expense.  The Company has estimated the net impact of changes in asset values at fresh-start on net depreciation and amortization.

[e]             In accordance with fresh-start reporting, the Company revalued its liabilities effective February 1, 2006 to fair value.  As a result, all deferred aircraft gains were eliminated.

[f]               As a result of fresh-start reporting, the Company recognizes certain non-cash interest expenses, including the amortization of mark-to-market discounts on all debt and capital leases.

(12)       Pursuant to SEC Regulation G, the Company has included the following reconciliation of reported non-GAAP financial measures to comparable financial measures reported on a GAAP basis.  The Company’s consolidated financial statements for the periods prior to exit are not comparable to the statements presented after exit. In addition, to offer additional information for investors, the Company has identified certain items consisting only of major non-cash fresh-start reporting and exit-related items.  Further, the Company believes that excluding fuel costs from certain measures is useful to investors because it provides an additional measure of management’s performance excluding the effects of a significant cost item over which management has limited influence.  The Company also believes that adjusting for special items and the severance charge is useful to investors because they are non-recurring charges not indicative of the Company’s on-going performance.

	Three Months Ending					Three Months Ending					Twelve Months Ending
	September 30,					December 31,					December 31,
	2006 Estimate		2005	YOY		2006 Estimate		2005	YOY		2006 Estimate		2005	YOY
	Low	High	Actual	% Change		Low	High	Actual	% Change		Low	High	Actual	% Change
Operating expense per ASM — CASM (cents)
Mainline operating expense	10.98	11.05	10.43	5.3	5.9	11.29	11.36	11.13	1.4	2.1	11.28	11.32	10.59	6.5	6.9
Less: fuel expense & UAFC	3.76	3.76	3.32	13.3	13.3	3.84	3.84	3.68	4.3	4.3	3.69	3.69	3.12	18.3	18.3
Mainline excluding fuel & UAFC	7.22	7.29	7.11	1.5	2.5	7.45	7.52	7.45	0.0	0.9	7.59	7.63	7.47	1.6	2.1
Less: special items	—	—	—	—	—	—	—	—	—	—	—	—	0.01	—	—
Mainline excluding fuel, UAFC and special items	7.22	7.29	7.11	1.5	2.5	7.45	7.52	7.45	0.0	0.9	7.59	7.63	7.46	1.7	2.3
Less: severance charge	—	—	—	—	—	—	—	—	—	—	0.02	0.02	—	—	—
Mainline excluding fuel, UAFC, special items and severance charge	7.22	7.29	7.11	1.5	2.5	7.45	7.52	7.45	0.0	0.9	7.57	7.61	7.46	1.5	2.0
Less: estimated exit-related and fresh-start impacts	0.20	0.20	—	—	—	0.18	0.18	—	—	—	0.22	0.22	—	—	—
Mainline excluding fuel, UAFC, special items, severance and exit-related & fresh-start impacts	7.02	7.09	7.11	-1.3	-0.3	7.27	7.34	7.45	-2.4	-1.5	7.35	7.39	7.46	-1.5	-0.9

UAL CORPORATION AND SUBSIDIARY COMPANIES
Combined Successor and Predecessor Company Operating Statistics
(Mainline and Regional Affiliates *)

	Three Months	Three Months
	Ended	Ended
	June 30,	June 30,	%
	2006	2005	Change

Mainline revenue passengers (in thousands)	18,228	17,150	6.3

Revenue passenger miles — RPM (in millions)
Mainline	30,743	29,301	4.9
Regional affiliates	3,148	2,846	10.6
Consolidated	33,891	32,147	5.4

Available seat miles — ASM (in millions)
Mainline	36,191	35,132	3.0
Regional affiliates	3,888	3,712	4.7
Consolidated	40,079	38,844	3.2

Passenger load factor (percent)
Mainline	84.9	83.4	1.5	pts
Regional affiliates	81.0	76.7	4.3	pts
Consolidated	84.6	82.8	1.8	pts

Consolidated breakeven passenger load factor (percent)	79.7	81.7	(2.0	)pts

Passenger revenue per passenger mile — Yield (cents) [8b]
Mainline adjusted	12.34	11.22	10.0
Regional affiliates	24.17	22.21	8.8
Consolidated adjusted	13.44	12.19	10.3

Passenger revenue per available seat mile — PRASM (cents)
Mainline	10.51	9.40	11.8
Regional affiliates	19.57	17.02	15.0
Consolidated	11.39	10.13	12.4

Operating revenue per available seat mile — RASM (cents) [8c]
Mainline	12.03	10.79	11.5
Mainline excluding UAFC	11.74	10.58	11.0
Regional affiliates	19.57	17.02	15.0
Consolidated	12.76	11.39	12.0

Operating expense per available seat mile — CASM (cents) [8d]
Mainline	11.43	10.50	8.9
Mainline excluding fuel and UAFC	7.70	7.58	1.6
Mainline excluding fuel, UAFC and special items	7.70	7.53	2.3
Mainline excluding fuel, UAFC, special items and severance charge	7.64	7.53	1.5
Regional affiliates	18.39	18.47	(0.4)
Regional affiliates excluding fuel	12.77	13.90	(8.1)
Consolidated	12.11	11.26	7.5
Consolidated excluding fuel and UAFC	8.19	8.18	0.1
Consolidated excluding fuel, UAFC and special items	8.19	8.14	0.6
Consolidated excluding fuel, UAFC, special items and severance charge	8.14	8.14	—

Mainline unit earnings (cents)	0.60	0.29	106.9
Mainline unit earnings excluding fuel and UAFC (cents)	4.04	3.00	34.7
Mainline unit earnings excluding fuel, UAFC and special items (cents)	4.04	3.05	32.5
Mainline unit earnings excluding fuel, UAFC, special items and severance charge (cents)	4.10	3.05	34.4

Number of aircraft in operating fleet at end of period
Mainline	460	458	0.4
Regional affiliates	289	326	(11.3)
Consolidated	749	784	(4.5)

Other Mainline Statistics
Mainline average price per gallon of jet fuel (cents)	215.8	170.5	26.6
Average full-time equivalent employees (thousands)	53.5	55.6	(3.8)
ASMs per equivalent employee — productivity (thousands)	676	632	7.0
Average stage length (in miles)	1,366	1,376	(0.7)
Fleet utilization (in hours and minutes)	11:16	10:59	2.6

*                    Mainline includes United Air Lines, Inc. scheduled and chartered jet operations.  Regional Affiliates include operations from regional carriers with whom the Company has entered into capacity purchase agreements to provide jet and turboprop operations branded as United Express.

UAL CORPORATION AND SUBSIDIARY COMPANIES
Combined Successor and Predecessor Company Operating Statistics
(Mainline and Regional Affiliates *)

	Combined	Six Months
	Periods Ended	Ended
	June 30,	June 30,	%
	2006[a]	2005	Change

Mainline revenue passengers (in thousands)	34,495	32,817	5.1

Revenue passenger miles — RPM (in millions)
Mainline	58,205	56,085	3.8
Regional affiliates	5,972	5,250	13.8
Consolidated	64,177	61,335	4.6

Available seat miles — ASM (in millions)
Mainline	70,679	69,391	1.9
Regional affiliates	7,622	7,023	8.5
Consolidated	78,301	76,414	2.5

Passenger load factor (percent)
Mainline	82.4	80.8	1.6	pts
Regional affiliates	78.4	74.8	3.6	pts
Consolidated	82.0	80.3	1.7	pts

Consolidated breakeven passenger load factor (percent)	81.1	82.5	(1.4	)pts

Passenger revenue per passenger mile — Yield (cents) [8b]
Mainline adjusted	12.09	11.03	9.6
Regional affiliates	23.95	22.01	8.8
Consolidated adjusted	13.20	11.97	10.3

Passenger revenue per available seat mile — PRASM (cents)
Mainline	9.99	8.96	11.5
Regional affiliates	18.77	16.45	14.1
Consolidated	10.85	9.65	12.4

Operating revenue per available seat mile — RASM (cents) [8c]
Mainline	11.53	10.35	11.4
Mainline excluding UAFC	11.23	10.17	10.4
Regional affiliates	18.77	16.45	14.1
Consolidated	12.23	10.91	12.1

Operating expense per available seat mile — CASM (cents) [8d]
Mainline	11.43	10.39	10.0
Mainline excluding fuel and UAFC	7.86	7.67	2.5
Mainline excluding fuel, UAFC and special items	7.86	7.65	2.7
Mainline excluding fuel, UAFC, special items and severance charge	7.83	7.65	2.4
Regional affiliates	18.51	18.94	(2.3)
Regional affiliates excluding fuel	13.08	14.49	(9.7)
Consolidated	12.12	11.18	8.4
Consolidated excluding fuel and UAFC	8.37	8.30	0.8
Consolidated excluding fuel, UAFC and special items	8.37	8.28	1.1
Consolidated excluding fuel, UAFC, special items and severance charge	8.34	8.28	0.7

Mainline unit earnings (loss) (cents)	0.10	(0.04)	—
Mainline unit earnings excluding fuel and UAFC (cents)	3.37	2.50	34.8
Mainline unit earnings excluding fuel, UAFC and special items (cents)	3.37	2.52	33.7
Mainline unit earnings excluding fuel, UAFC, special items and severance charge (cents)	3.40	2.52	34.9

Number of aircraft in operating fleet at end of period
Mainline	460	458	0.4
Regional affiliates	289	326	(11.3)
Consolidated	749	784	(4.5)

Other Mainline Statistics
Mainline average price per gallon of jet fuel (cents)	205.5	158.6	29.6
Average full-time equivalent employees (thousands)	53.6	55.9	(4.1)
ASMs per equivalent employee — productivity (thousands)	1,319	1,241	6.3
Average stage length (in miles)	1,363	1,369	(0.4)
Fleet utilization (in hours and minutes)	11:05	10:48	2.6

*                    Mainline includes United Air Lines, Inc. scheduled and chartered jet operations.  Regional Affiliates include operations from regional carriers with whom the Company has entered into capacity purchase agreements to provide jet and turboprop operations branded as United Express.

[a]             The combined periods include the results for one month ended January 31, 2006 (Predecessor Company) and five months ended June 30, 2006 (Successor Company).